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November 21, 2001

Special Committee of the Board of Directors
Leapnet, Inc.
420 West Huron Street
Chicago, Illinois 60610

Gentlemen:

         Reference is hereby made to the Merger Agreement, dated as of November 21, 2001 (the "Agreement"), by and among Leapnet, Inc., a Delaware corporation (the "Company"), SPRI, Ltd., a Delaware corporation ("Parent"), and SPRI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"). Capitalized terms used herein that are not otherwise defined have the meanings assigned to those terms in the Agreement.

         The undersigned hereby understand and acknowledge that, at the consummation of the Tender Offer, Parent or Purchaser are obligated to have sufficient funds to pay the Merger Consideration and otherwise satisfy its obligations under the Agreement, and to consummate the Tender Offer and the Merger on the terms contemplated by the Agreement. If Parent and Purchaser become obligated to purchase shares of Common Stock pursuant to the Tender Offer on the terms and subject to the conditions set forth in the Agreement, the undersigned will cause Parent or Purchaser to have such sufficient funds, whether through cash on hand or pursuant to credit facilities with financially responsible third parties.

         The undersigned hereby agree to contribute all shares of Common Stock owned (whether beneficially or of record) by the undersigned (the "Subject Shares") to the Purchaser, and acknowledge that the Subject Shares shall be considered to be validly tendered and not withdrawn in the Tender Offer for purposes of determining whether the Minimum Condition has been satisfied. The undersigned further agree not to sell, transfer, pledge, hypothecate or otherwise dispose of the Subject Shares so long as the Agreement shall remain in effect and to negotiate in good faith and execute, within ten business days from the date hereof, a contribution agreement (the "Contribution Agreement") that more fully reflects the foregoing; provided, however, that the Contribution Agreement shall be in such form as shall be reasonably acceptable to the undersigned and the Company.


Very truly yours,


/s/ Robert M. Figliulo
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Robert M. Figliulo

/s/ David A. Figliulo
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David A. Figliulo